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                                                                    EXHIBIT 99.1
FRUIT OF THE LOOM, LTD.                                    FOR IMMEDIATE RELEASE

Contact:  George McCane                                             NEWS RELEASE
          Richards/Gravelle
          Phone: (214) 891-5786
          george_mccane@richards.com

BERKSHIRE HATHAWAY INC.

Contact:  Marc D. Hamburg
          Phone: (402) 346-1400

                          BERKSHIRE HATHAWAY TO ACQUIRE
                      FRUIT OF THE LOOM'S APPAREL BUSINESS

November 1, 2001 - Chicago, Illinois (OTC: FTLAQ) and Omaha, Nebraska (BRK.A, BRK.B). Fruit of the Loom, Ltd., Fruit of the Loom, Inc. (collectively the "Company") and Berkshire Hathaway Inc. announced that they and certain of their respective subsidiaries have executed a definitive agreement today (the "Purchase Agreement') for New FOL Inc., a Berkshire subsidiary, to acquire substantially all of the Company's basic apparel business operations at a purchase price of $835 million in cash, subject to adjustments. The purchase price is subject to significant reduction for certain liabilities as well as adjustment upward or downward depending on working capital levels. New FOL will assume the ordinary course post-petition liabilities and certain specified pre-petition liabilities of the business.

Warren E. Buffett, Chairman of Berkshire Hathaway, said, "We've agreed to buy Fruit of the Loom for two major reasons: the strength of the brand and the managerial talent of John Holland."

John B. Holland, Chief Operating Officer of Fruit of the Loom, said, "Fruit is excited to become part of the Berkshire Hathaway family of companies. Berkshire's acquisition will complete the Company's tremendous operational turnaround and pave the way for emergence from Chapter 11."

The Company is currently operating as a debtor-in-possession pursuant to its Chapter 11 bankruptcy filing currently pending before the United States Bankruptcy Court for the District of Delaware (the "Bankruptcy Court"). As contemplated by the Purchase Agreement, the Company will seek approval of the Bankruptcy Court to conduct an auction whereby higher and better offers to purchase the business may be considered. The closing under the Purchase Agreement will be effectuated pursuant to an amendment to, and confirmation of, the Company's Joint Plan of Reorganization and is subject to completion of the auction, and other conditions set forth in the Purchase Agreement. The proceeds from the sale will be distributed to creditors pursuant to the Company's plan of reorganization and under the oversight and procedures of the Bankruptcy Court.


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The Company's decision to enter into the Purchase Agreement is supported by the
Unofficial Secured Bank Steering Committee, the Steering Committee of the Informal Committee of Senior Secured Noteholders, and the Official Committee of Unsecured Creditors of the Company.

Fruit of the Loom and Berkshire presently expect the closing to occur in the first quarter of 2002.